Filed Pursuant to Rule 424(b)(3)

Registration No. 333-258809

PROSPECTUS

Aridis Pharmaceuticals, Inc.

884,956 Shares of Common Stock

This prospectus relates to the resale by the selling stockholder named herein, or its pledgees, donees, transferees or other successors in interest, from time to time, of 884,956 shares (the “Shares”) of our common stock, par value $0.0001 per share (the “Common Stock”), issued in connection with a License Agreement effective July 12, 2021 between Aridis Pharmaceuticals, Inc. and MedImmune Limited. We are registering the Shares on behalf of the selling stockholder, to be offered and sold from time to time, to satisfy certain registration rights that we have granted to the selling stockholder.

The selling stockholder may resell or dispose of the Shares, or interests therein, at fixed prices, at prevailing market prices at the time of sale or at prices negotiated with purchasers, to or through underwriters, broker-dealers, agents, or through any other means described in the section of this prospectus entitled “Plan of Distribution”. The selling stockholder will bear its commissions and discounts, if any, attributable to the sale or disposition of the Shares, or interests therein, held by such selling stockholder. We will bear all costs, expenses and fees in connection with the registration of the Shares. We will not receive any of the proceeds from the sale of the Shares by the selling stockholder.

Our common stock is listed on The Nasdaq Capital Market (“Nasdaq”), under the symbol “ARDS.” On August 12, 2021, the last reported sale price of our common stock was $4.00 per share.

We are an “emerging growth company” under the federal securities laws and have elected to comply with certain reduced public company reporting requirements.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 4. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 26, 2021

You should rely only on the information contained or incorporated by reference in this prospectus or in any free writing prospectus that we may authorize to be delivered or made available to you. We have not authorized anyone to provide you with different information. We are offering to sell, and seeking offers to buy, our securities only in jurisdictions where such offers and sales are permitted. The information in this prospectus is accurate only as of its date, regardless of the time of its delivery or any sale of our securities.

Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of our securities and the distribution of the prospectus outside the United States.

ABOUT THIS PROSPECTUS

In this prospectus, “Aridis,” “the Company,” “we,” “us,” and “our” refer to Aridis Pharmaceuticals, Inc., a Delaware corporation, and its subsidiaries, unless the context otherwise requires.

This prospectus provides you with a general description of the Shares that may be resold by the selling stockholder. In certain circumstances, we may provide a prospectus supplement that will contain specific information about the terms of a particular offering by the selling stockholder. We also may provide a prospectus supplement to add information to, or update or change information contained in, this prospectus. To the extent there is a conflict between the information contained in this prospectus and the prospectus supplement, you should rely on the information in the prospectus supplement, provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date — for example, a document incorporated by reference in this prospectus or any prospectus supplement — the statement in the later-dated document modifies or supersedes the earlier statement.

You should read both this prospectus and any applicable prospectus supplement together with the additional information about our company to which we refer you in the sections of this prospectus entitled “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.” You should rely only on the information contained in or incorporated by reference into this prospectus and any prospectus supplement. Neither we nor the selling stockholder have authorized any dealer, sales person or other person to provide you with different information. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents or that any document incorporated by reference is accurate as of any date other than its filing date. You should not consider this prospectus to be an offer or solicitation relating to the Shares in any jurisdiction in which such an offer or solicitation relating to the Shares is not authorized. Furthermore, you should not consider this prospectus to be an offer or solicitation relating to the Shares if the person making the offer or solicitation is not qualified to do so, or if it is unlawful for you to receive such an offer or solicitation.

i

PROSPECTUS SUMMARY

This summary highlights certain information appearing elsewhere in this prospectus and the documents incorporated by reference. This summary does not contain all of the information you should consider before investing in our common shares. You should read this entire prospectus and the documents incorporated by reference into this prospectus carefully before making an investment decision. References in this prospectus to “we,” “us,” “our” and “Company” refer to Aridis Pharmaceuticals, Inc. and its consolidated subsidiaries.

Overview

We are a late-stage biopharmaceutical company focused on the discovery and development of novel anti-infectives. A significant focus of ours is on targeted immunotherapy using fully human monoclonal antibodies, or mAbs, to treat life-threatening infections. mAbs represent an innovative treatment approach that harnesses the human immune system to fight infections and are designed to overcome the deficiencies associated with current therapies, such as rise in drug resistance, short duration of response, limited tolerability, negative impact on the human microbiome, and lack of differentiation among the treatment alternatives. The majority of our product candidates are derived by employing our differentiated antibody discovery platforms. Our proprietary product pipeline comprises fully human mAbs targeting specific pathogens associated with life-threatening bacterial infections, primarily nosocomial pneumonia, and viral infections such as COVID-19.

In 2019 we announced the development of a novel antibody discovery and production platform technology called ʎPEX™. This technology complements and further extends the capabilities of MabIgX® to quickly screen large number of antibody-producing B-cells from patients and generation of high mAb-producing mammalian production cell line at a speed not previously attainable. As a result, we can significantly reduce time for antibody discovery and manufacturing compared to conventional approaches. This technology is being applied to the development of COVID-19 mAbs. We also announced initiation of research and development activities of our monoclonal antibody programs for COVID-19 called AR-712 and AR-701.

In October 2020 and February 2021, we announced the development of a highly neutralizing monoclonal antibody cocktail (AR-712), discovered from convalescent COVID-19 patients, that successfully eliminated all detectable SARS-CoV-2 virus in infected animals at substantially lower doses than parenterally administered (injected) COVID-19 mAbs. The cocktail broadly binds and neutralizes SAR-COV-2 viruses, including the Delta variant and the ‘E484K’ variant that is associated with the South Africa, Brazil, and Japan strains. The potency of AR-712 and its direct delivery to the lungs by inhaled administration may facilitate broader treatment coverage and dose sparing not achievable by parenteral administration. A clinical Phase 1/2 study is expected to be launched towards the end of 2021.

In July 2021, we announced that our COVID-19 mAb cocktail AR-712 binds and neutralizes the Delta variant virus SARS COV2 at a highly effective level (~20ng/mL). Binding analyses project that AR-712 will be effective against all variants on the U.S. Center for Disease Control’s Variants of Interest and Variants of Concern lists. The dual antibody cocktail will be delivered as an inhaled treatment and is expected to provide broad coverage of all known high-risk variants. In addition, we announced the preclinical development services support from the National Institute of Allergy and Infectious Diseases (NIAID) at the National Institutes of Health (NIH) provided further demonstration of strong therapeutic efficacy of inhaled delivery in a SARS-COV2 hamster challenge model. This achieved reversal of disease in infected animals at an inhaled dose of 1mg/kg, equivalent to a 10mg dose in humans from a nebulizer. These results confirmed our efficacy studies showing highly efficient dosing by inhalation. For reference purposes, the dose of commercially available COVID antibody therapies is in the range of 500mg to 1,200mg. AR-712 is being developed as a self-administered, at-home inhaled treatment for COVID-19 patients who are not yet hospitalized. The product candidate is designed to substantially lower the barrier to treatment of COVID-19 patients and encourage treatment much earlier in the course of their disease within the patients’ own homes. A clinical Phase 1/2 study is expected to be launched in the second half of 2021.

Our lead product candidate, AR-301 has exhibited promising preclinical data and clinical data from a Phase 1/2a clinical study in patients. AR-301 targets the alpha toxin produced by gram-positive bacteria Staphylococcus aureus, or S. aureus, a common pathogen associated with HAP and VAP. In contrast to other programs targeting S. aureus toxins, we are developing AR-301 as a treatment of pneumonia, rather than prevention of S. aureus colonized patients from progression to pneumonia. In January 2019, we initiated a Phase 3 pivotal trial evaluating AR-301 for the treatment of VAP. This AR-301 Phase 3 study remains blinded, and the independent Data Monitoring Committee with access to unblinded data continues to monitor study subjects for safety and has not conveyed any safety concerns (i.e., thus far an un-remarkable safety profile). The on-going COVID-19 pandemic has caused an impact on patient enrollment globally and the rate of clinical site activation. The activation of AR-301 clinical trial sites progressed globally during the pandemic, but the patient enrollment slowed due to the prioritization of the intensive care units (“ICU”) around the world to COVID-19 patients. As countries start to emerge from the pandemic, we expect patient enrollment to improve, and enrollment to be complete in late first half of 2022. At this rate, the Phase 3 interim futility analysis would be completed too close to the completion of patient enrollment to be useful. As such, we expect to elect to forgo the interim futility analysis and focus on accelerating patient enrollment to deliver top-line data by approximately mid-2022.

In July 2021, we announced an in-licensing agreement with AstraZeneca for the worldwide commercial rights of suvratoxumab, which is a half-life extended human IgG1 monoclonal antibody that also targets the alpha toxin produced by S. aureus. Suvratoxumab is a fully human, IgG1 monoclonal antibody targeting S. aureus alpha toxin. This product is given the product code ‘AR-320’. As with AR-301, AR-320’s mode of action is independent of the antibiotic resistance profile of S. aureus, and it is active against infections caused by both MRSA and MSSA. Suvratoxumab and AR-301 are complementary products. Suvratoxumab’s focus on preventive treatment of S. aureus pneumonia complements Aridis’ AR-301 Phase 3 mAb program which is being developed as a therapeutic treatment of S. aureus pneumonia. A multinational, randomized, double blinded, placebo controlled Phase 2 study conducted by AstraZeneca (n=196 patients) showed that mechanically ventilated ICU patients colonized with S. aureus who are treated with suvratoxumab saw a relative risk reduction of pneumonia by 32% in the overall intend to treat (“ITT”) study population, and by 47% in the under 65 year old population, which is the target population in the planned Phase 3 study. The relative risk reduction in the target population reached statistical significance, and was also associated with a substantial reduction in the duration of care needed in the ICU and hospital [see https://www.thelancet.com/journals/laninf/article/PIIS1473-3099(20)30995-6/fulltext]. We believe that AR-320 will be first-line treatment, first to market, first-in-class pre-emptive treatment of S. aureus colonized patients. The same first-line, first to market and first-in-class strategy applies to the acute treatment with the monoclonal antibody AR-301, which we believe makes us a global leader in this space.

To complement and diversify our portfolio of targeted mAbs, we are developing a broad spectrum small molecule non-antibiotic anti-infective agent gallium citrate (AR-501). AR-501 is being developed in collaboration with the Cystic Fibrosis Foundation (“CFF”) as a chronic inhaled therapy to treat lung infections in cystic fibrosis patients. In 2018, AR-501 was granted Orphan Drug, Fast Track and Qualified Infectious Disease Product (“QIDP”) designations by the Food and Drug Administration (“FDA”). During the third quarter of 2019, the European Medicines Agency (“EMA”) granted the program Orphan Drug Designation. We initiated a Phase 1/2a clinical trial in December 2018 of the inhalable formulation of gallium citrate, which is being evaluated for the treatment of chronic lung infections associated with cystic fibrosis. In June 2020, we announced positive results from the Phase 1 portion of our Phase 1/2a clinical trial of AR-501 in which healthy subjects were enrolled. The Safety Monitoring Committee (“SMC’) and Data Safety Monitoring Board (“DSMB”) from the Cystic Fibrosis Foundation supported that the study proceed at all dose levels to the Phase 2a portion of the Phase 1/2a trial in adult subjects with cystic fibrosis (“CF”). The on-going COVID-19 pandemic has caused an impact on the rate of clinical site activation. We provisionally expect to complete enrollment of the Phase 2a portion with cystic fibrosis subjects in early 2022 with top-line data available shortly afterward.

In September 2020, we announced that we reached an agreement with the FDA to simplify our AR-501 Phase 2 trial design for the treatment of chronic lung infections associated with CF. We proposed, and the FDA agreed, to streamline AR-501's forthcoming Phase 2a clinical trial in CF patients, by removing the single ascending dose (“SAD”) portion of the study and only conducting a multiple ascending dose (“MAD”) regimen. Furthermore, the FDA also concurred with our proposal to expand the originally planned Phase 2a protocol design into a Phase 2a/2b study. This Phase 2a/2b design will enable seamless and efficient advancement of the study from Phase 2a into Phase 2b using the same clinical study protocol. The data from the Phase 2a will inform the dose selection and sample size expansion to achieve statistical significance in efficacy in Phase 2b.

To date, we have devoted substantially all of our resources to research and development efforts relating to our therapeutic candidates, including conducting clinical trials and developing manufacturing capabilities, in-licensing related intellectual property, protecting our intellectual property and providing general and administrative support for these operations. We have generated revenue from payments under our collaboration strategic research and development contracts and federal awards and grants, as well as awards and grants from not-for-profit entities and fee for service to third-party entities. Since our inception, we have funded our operations primarily through these sources and the issuance of common stock, convertible preferred stock, and debt securities. Current clinical development activities are focused on AR-301, AR-712 and AR-501.

Corporate History and Information

We were formed under the name "Aridis, LLC" in the State of California on April 24, 2003 as a limited liability company. On August 30, 2004, we changed our name to "Aridis Pharmaceuticals, LLC." On May 21, 2014, we converted into a Delaware corporation named "Aridis Pharmaceuticals, Inc." Our fiscal year end is December 31. Our principal executive offices are located at 983 University Avenue, Bldg. B, Los Gatos, California 95032. Our telephone number is (408) 385-1742. Our website address is www.aridispharma.com. The information contained on, or that can be accessed through, our website is not a part of this prospectus supplement or the accompanying prospectus.

THE OFFERING

Shares Offered by the Selling Stockholder	884,956 shares.

Terms of the offering	The selling stockholder will determine when and how it will sell the Shares offered in this prospectus, as described in the “Plan of Distribution.”

Use of proceeds	We will not receive any proceeds from the sale of the Shares by the selling stockholder in this offering. See “Use of Proceeds.”

Risk factors	See “Risk Factors” incorporated by reference into this prospectus from our most current Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, for a discussion of certain factors you should carefully consider before deciding to invest in shares of our common stock.

Nasdaq symbol	Our common stock is listed on The Nasdaq Capital Market under the symbol “ARDS.”

RISK FACTORS

Investing in our securities involves a high degree of risk. Before making an investment decision, you should carefully consider the risks described in the sections entitled “Risk Factors” in our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, as filed with the SEC, which are incorporated herein by reference in their entirety, as well any amendment or updates to our risk factors reflected in subsequent filings with the SEC, including any applicable prospectus supplement. For a description of these reports and documents, and information about where you can find them, see “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.” Each of the risk factors could adversely affect our business, results of operations, financial condition and cash flows, as well as adversely affect the value of an investment in our securities, and the occurrence of any of these risks might cause you to lose all or part of your investment. Additional risks not presently known to us or that we currently believe are immaterial may also significantly impair our business operations.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents we incorporate by reference in this prospectus contain forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Exchange Act, and may involve material risks, assumptions and uncertainties. Statements that are not purely historical should be considered forward-looking statements. Often they can be identified by the use of forward-looking words and phrases, such as “may,” “will,” “believe,” “anticipate,” “expect,” “should,” “optimistic” or “continue,” “estimate,” “intend,” “plan,” “would,” “could,” “guidance,” “potential,” “opportunity,” “project,” “forecast,” “confident,” “projections,” “schedule,” “designed,” “future” and the like. These forward-looking statements reflect our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. These forward-looking statements are subject to a number of risks, uncertainties and assumptions described under the section entitled “Risk Factors.”

These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict or are beyond our control. A number of important factors could cause actual outcomes and results to differ materially from those expressed in these forward-looking statements. Consequently, readers should not place undue reliance on such forward-looking statements. In addition, these forward-looking statements relate to the date on which they are made.

The forward-looking statements reflect our current expectations and are based on information currently available to us and on assumptions we believe to be reasonable. Forward-looking information is subject to known and unknown risks, uncertainties and other factors that may cause our actual results, activities, performance or achievements to be materially different from that expressed or implied by such forward-looking statements. These forward-looking statements include, but are not limited to:

•	the timing of regulatory submissions;
•	our ability to obtain and maintain regulatory approval of our existing product candidates and any other product candidates we may develop, and the labeling under any approval we may obtain;
•	approvals for clinical trials may be delayed or withheld by regulatory agencies;
•	preclinical and clinical studies will not be successful or confirm earlier results, meet expectations, meet regulatory requirements, or meet performance thresholds for commercial success;
•	risks relating to the timing and costs of clinical trials, the timing and costs of other expenses;
•	risks associated with obtaining third-party funding;
•	risks associated with delays, increased costs and funding shortages caused by or resulting from the COVID-19 pandemic;
•	management and employee operations and execution risks;
•	loss of key personnel;
•	competition;
•	risks related to market acceptance of products;
•	intellectual property risks;
•	assumptions regarding the size of the available market, benefits of our products, product pricing, and timing of product launches;
•	risks associated with the uncertainty of future financial results;
•	our ability to attract collaborators and partners; and
•	risks associated with our reliance on third-party organizations.

Although we have attempted to identify important factors that could cause actual actions, events or results to differ materially from those described in forward-looking information, there may be other factors that cause actions, events or results to differ from those anticipated, estimated or intended. Other than as required by law, we do not assume any obligation to update any forward-looking information, whether as a result of new information, future events or results or otherwise.

You should also read the matters described in “Risk Factors” and the other cautionary statements made in this prospectus and the documents incorporated by reference into this prospectus. The forward-looking statements in this prospectus and the documents incorporated by reference into this prospectus may not prove to be accurate and therefore you are encouraged not to place undue reliance on forward-looking statements. You should read this prospectus and the documents incorporated by reference into this prospectus completely.

This prospectus and the documents incorporated by reference into this prospectus also include estimates and other statistical data made by independent parties and by us relating to market size and growth and other data about our industry. This data involves a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. In addition, projections, assumptions and estimates of our future performance and the future performance of the markets in which we operate are necessarily subject to a high degree of uncertainty and risk.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the Shares covered by this prospectus. All proceeds from the sale of the Shares will be for the account of the selling stockholder named herein.

We will bear all other costs, fees and expenses incurred in effecting the registration of the Shares covered by this prospectus and any accompanying prospectus supplement, including, without limitation, all registration and filing fees, Nasdaq listing fees and fees and expenses of our counsel and our accountants, in accordance with the terms of License Agreement effective July 12, 2021 between Aridis Pharmaceuticals, Inc. and MedImmune Limited. The selling stockholder will pay any discounts, commissions, and fees of underwriters, selling brokers, dealer managers or similar securities industry professionals incurred by such selling stockholder in disposing of the Shares covered by this prospectus.

THE SELLING STOCKHOLDER

We have prepared this prospectus to allow the selling stockholder or its pledgees, donees, transferees or other successors in interest, to sell or otherwise dispose of, from time to time, the Shares.

On July 13, 2021, we executed a License Agreement effective July 12, 2021 (the “License Agreement”) with the selling stockholder. In connection with the License Agreement, we granted certain registration rights to the selling stockholder and we filed with the SEC a registration statement on Form S-3, of which this prospectus forms a part, with respect to the resale or other disposition of the Shares offered by this prospectus from time to time on Nasdaq, in privately negotiated transactions or otherwise. We have agreed to prepare and file amendments and supplements to the registration statement to the extent necessary to keep the registration statement effective for the period of time required under our agreement with the selling stockholder.

The following table sets forth the name of the selling stockholder as of the date hereof. The selling stockholder may sell some, all or none of the Shares. We do not know how long the selling stockholder will hold the Shares before selling them, and we currently have no agreements, arrangements or understandings with the selling stockholder regarding the sale or other disposition of any of the Shares. The Shares may be offered and sold from time to time by the selling stockholder pursuant to this prospectus.

Name of Selling Shareholder	Shares of Common Stock	Percent of Common Stock Owned Before Offering	Shares Available for Sale under this Prospectus	Number of Shares of Common Stock to be Owned After Completion of the Offering	Percent of Common Stock to be Owned after Completion of the Offering
MedImmune Limited (2)	-	-	884,956	(1)	(1)

(1) Because (a) the Selling Stockholder may offer all or some of the shares of our common stock that it holds in the offering contemplated by this prospectus, (b) the offering of shares of our common stock is not being underwritten on a firm commitment basis, and (c) the Selling Stockholder could purchase additional shares of our common stock from time to time, no estimate can be given as to the number of shares or percent of our common stock that will be held by the Selling Stockholder upon termination of the offering.

(2) MedImmune Limited is a wholly-owned subsidiary of AstraZeneca PLC. The addess of MedImmune Limited is Milstein Building, Granta Park, Cambridge CB21 6GH.

DESCRIPTION OF CAPITAL STOCK

General

We are authorized to issue up to 100,000,000 shares of common stock, $0.0001 par value per share, and 60,000,000 shares of preferred stock, $0.0001 par value per share.

As of June 30, 2021, there were 11,234,480 shares of our common stock issued and outstanding and no shares of preferred stock outstanding. As of June 30, 2021, we had outstanding warrants to purchase an aggregate of 2,052,128 shares of our common stock at an average weighted exercise price of $12.89 per share and options outstanding to purchase an aggregate 1,746,090 shares of our common stock at an average weighted exercise price of $9.12 per share.

Common Stock

The holders of our common stock are entitled to one vote per share. Our certificate of incorporation does not provide for cumulative voting. The holders of our common stock are entitled to receive ratably such dividends, if any, as may be declared by our board of directors out of legally available funds; however, the current policy of our board of directors is to retain earnings, if any, for operations and growth. Upon liquidation, dissolution or winding-up, the holders of our common stock are entitled to share ratably in all assets that are legally available for distribution. The holders of our common stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of any series of preferred stock, which may be designated solely by action of our board of directors and issued in the future.

PLAN OF DISTRIBUTION

The selling stockholder, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of its shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling stockholder may use any one or more of the following methods when disposing of shares or interests therein:

-	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

-	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

-	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

-	an exchange distribution in accordance with the rules of the applicable exchange;

-	privately negotiated transactions;

-	short sales effected after the date the registration statement of which this Prospectus is a part is declared effective by the SEC;

-	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

-	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

-	a combination of any such methods of sale; and

-	any other method permitted by applicable law.

The selling stockholder may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by it and, if it defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholder also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our common stock or interests therein, the selling stockholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholder may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholder may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling stockholder from the sale of the common stock offered by it will be the purchase price of the common stock less discounts or commissions, if any. The selling stockholder reserves the right to accept and, together with its agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

The selling stockholder also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided that it meets the criteria and conform to the requirements of that rule.

The selling stockholder and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be "underwriters" within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling stockholders who are "underwriters" within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the shares of our common stock to be sold, the name of the selling stockholder, the purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling stockholder that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholder and its affiliates. In addition, to the extent applicable we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholder for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholder may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the selling stockholder against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

We have agreed with the selling stockholder to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or (2) the date on which all of the shares may be sold without restriction pursuant to Rule 144 of the Securities Act.

LEGAL MATTERS

Certain legal matters will be passed upon for us by Sheppard, Mullin, Richter & Hampton LLP, New York, New York. Additional legal matters may be passed upon for us or any underwriters, dealers or agents, by counsel that we will name in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements as of and for the years ended December 31, 2020 and 2019, included in our Annual Report on Form 10-K for the year ended December 31, 2020, have been audited by Mayer Hoffman McCann P.C., independent registered public accounting firm, as set forth in their report (which report includes an explanatory paragraph regarding the existence of substantial doubt about the Company’s ability to continue as a going concern), and have been incorporated herein by reference in reliance on the report of Mayer Hoffman McCann P.C., given on the authority of such firm as experts in auditing and accounting in giving said reports.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the Securities offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to the Company and its Shares, reference is made to the registration statement and the exhibits and any schedules filed therewith. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance, if such contract or document is filed as an exhibit, reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each statement being qualified in all respects by such reference. A copy of the registration statement, including the exhibits and schedules thereto, may be read and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an internet site at www.sec.gov, from which interested persons can electronically access the registration statement, including the exhibits and any schedules thereto.

We are subject to the reporting requirements of the Exchange Act and file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read our SEC filings, including the registration statement, over the Internet at the SEC’s website at http://www.sec.gov. We also maintain a website at http://www.aridispharma.com, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not part of this prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them which means that we can disclose important information to you by referring you to those documents instead of having to repeat the information in this prospectus. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. This prospectus incorporates by reference the documents listed below (other than, unless otherwise specifically indicated, current reports furnished under Item 2.02, Item 7.01 or Item 9.01 of Form 8-K and exhibits filed on such form that are related to such items):

1.            The Company’s Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC on March 30, 2021;

2.            Amendment No. 1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC on April 30, 2021;

3.            The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2021, filed with the SEC on May 11, 2021;

4.            Amendment No. 1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, filed with the SEC on April 30, 2021;

5.            The Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2021, filed with the SEC on August 12, 2021;

5.            The Company’s Definitive Proxy Statement filed with the SEC on April 16, 2021;

6.            The Company’s Current Reports on Form 8-K filed with the SEC on February 23, 2021, March 8, 2021, March 15, 2021, March 16, 2021 (8-K/A), May 24, 2021, June 2, 2021, June 3, 2021, July 13, 2021, July 19, 2021, July 26, 2021 and August 4, 2021; and

7.            The description of the Company’s common stock contained in the registration statement on Form 8-A filed with the SEC on August 13, 2018 pursuant to Section 12 of the Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating that description.

We also incorporate by reference all documents (other than Current Reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items) that are subsequently filed by us with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering of the securities made by this prospectus (including documents filed after the date of the initial Registration Statement of which this prospectus is a part and prior to the effectiveness of the Registration Statement). These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded to the extent that a statement contained in this prospectus or any subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement

You may request, and we will provide you with, a copy of these filings, at no cost, by calling us at (408) 385-1742 or by writing to us at the following address:

Aridis Pharmaceuticals, Inc.

983 University Avenue, Bldg. B

Los Gatos, California 95032

Attn.: Secretary

Aridis Pharmaceuticals, Inc.

884,956 Shares of Common Stock

PROSPECTUS

August 26, 2021